UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): JANUARY 24, 2005

ATARI, INC.

(Exact name of registrant as specified in charter)

DELAWARE
(State or other jurisdiction
of incorporation or organization)

Commission File Number: 0-27338

13-3689915
(I.R.S. employer identification no.)

417 FIFTH AVENUE
NEW YORK, NEW YORK 10016
(Address of principal executive
offices, including zip code)

(212) 726-6500
(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On January 24, 2005, Atari, Inc. (the “Company”) entered into an employment agreement with Diane Price Baker (the “Agreement”). Pursuant to the agreement, Ms. Baker is to serve as the Executive Vice President and Chief Financial Officer of the Company, reporting directly to the President and Chief Executive Officer. Ms. Baker is an employee-at-will and, so long as Ms. Baker remains employed by the Company, the terms of the agreement will continue through January 24, 2008. Beginning six months prior to the end of the term, the Company and Ms. Baker shall commence discussions regarding continuation of employment and if an agreement is not reached by January 23, 2008, Ms. Baker may remain in the Company’s employ under the current terms of employment for a period not to exceed one year.

     Under the Agreement, Ms. Baker receives an annual salary of $400,000, such salary to be reviewed annually for increase in the Compensation Committee’s sole discretion. Ms. Baker is eligible to receive an annual bonus (commencing with fiscal 2006) with a target amount of 50% of her base salary, based upon the overall financial performance of the Company as well as Ms. Baker’s attainment of individual objectives.

     As of the close of business on January 24, 2005, Ms. Baker received a grant of stock options to purchase 250,000 shares of the Company’s Common Stock at the then per share fair market value ($2.26). Such options shall vest 25% on January 24, 2006 and 6.25% each calendar quarter end thereafter.

     Furthermore, if Ms. Baker is terminated without cause or resigns for good reason prior to a change of control or within 24 months of a change in control event, then in exchange for a general release, Ms. Baker will receive her then current base salary and continued medical, health and life insurance for the period of one year. Additionally, in the case where Ms. Baker is terminated without cause or resigns for good reason within 24 months of a change of control event, 100% of her stock options shall vest and remain exercisable for a period of six months thereafter.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     (c) Effective January 24, 2005, Diane Price Baker, age 50, was appointed the Executive Vice President and Chief Financial Officer of the Company and entered into an employment agreement with the Company. The material terms of the agreement are set forth above under “Item 1.01 Entry into a Material Definitive Agreement” and are hereby incorporated by reference into this Item 5.02.

     Prior to joining the Company and since February 2002, Ms. Baker served as a financial consultant to various entities and persons as well as a member of the Board of Directors of several not-for-profit and for-profit organizations. During the period from June 1998 to February 2002, Ms. Baker was a member of the Board of Directors of (i) R.H. Donnelly Corporation, where she served on both its Audit and Compensation Committees, and (ii) Mercator Software, serving as Chairman of its Audit Committee. From September 1995 through March 1998, Ms. Baker was Chief Financial Officer of The New York Times Company, a New York Stock Exchange listed media and publishing company. From 1990 through 1995, Ms. Baker was Group Senior Vice President and Chief Financial Officer of R.H. Macy & Co. From 1978 to 1990, Ms. Baker held several positions with Salomon Brothers Inc., leading up to Director, Investment Banking.

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     There is no pre-existing arrangement or understanding which required that Ms. Baker be selected as Executive Vice President and Chief Financial Officer of the Company. Ms. Baker is neither related to any other director/executive officer of the Company nor does she have relationships or transactions with the Company outside the context of her employment.

Item 7.01. Regulation FD Disclosure.

     On January 24, 2005, the Company issued a press release announcing Diane Price Baker’s appointment as Executive Vice President and Chief Financial Officer. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits. The following exhibit is furnished as part of this report:

Exhibit 99.1 Atari, Inc. Press Release, dated January 24, 2005.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATARI, INC.
By:	/s/ James Caparro
James Caparro
President and Chief Executive Officer

Date: January 26, 2005

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EXHIBIT INDEX

Number	Description

99.1	Atari, Inc. Press Release, dated January 24, 2005.